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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 11-K


 (Mark One)

     X Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (Fee Required)

          For the fiscal year ended August 31, 1995

                         OR

          Transition Report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (No Fee Required)

          For the transition period from           to

          Commission file number 33-33305

          DEKALB Genetics Corporation Savings and Investment Plan
                    (Full title of the plan)


                          DEKALB GENETICS CORPORATION
                               3100 Sycamore Road
                            DeKalb, Illinois  60115
          (Name of Issuer of the securities held pursuant to the plan and address of its principal executive office)



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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   DEKALB Genetics Corporation
                                   ---------------------------

                                        (Registrant)


                                   By:  Bruce P. Bickner
                                        ----------------

                                        Bruce P. Bickner
                                        Chairman and Chief
                                        Executive Officer